FOR IMMEDIATE RELEASE		November 3, 2017
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541 Chalese Haraldsen (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS THIRD-QUARTER EARNINGS

•	Regulatory settlement positions APS well for future, offers customers greater choice and flexibility

•	Customer growth, superior operational performance deliver bottom-line results

•	Full-year 2017 earnings guidance maintained; 2018 guidance initiated

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2017 third quarter of $276.1 million, or $2.46 per diluted share. This result compares with net income of $263.0 million, or $2.35 per share, for the same period a year ago.

“It was a strong quarter on many fronts,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Our service territory experienced solid customer growth of 1.9 percent as new customers moved to Arizona for job opportunities and an improved quality of life, our employees continued to demonstrate superior customer service and operational performance, and we successfully settled our rate review.”

Approved in August, the regulatory settlement enables the company to invest in a smarter, cleaner energy infrastructure, and provides Arizona Public Service Co.’s 1.2 million customers more choice through new rate options, all while maintaining safe, reliable service.

Brandt added that the company is placing significant emphasis on communicating the benefits of the settlement and its updated rate plans to customers. “Our new rate options offer customers greater flexibility and control over their energy use and bills,” he said.

Operationally, the company’s employees remained focused on delivering safe and dependable energy to its customers throughout the hot Arizona summer season. During the quarter, Palo Verde Generating Station’s three units continued to perform well, operating at a combined capacity factor of 99.4 percent. APS also achieved its best summer reliability performance in the past five years, providing customers with dependable service despite large-scale wildfires and seasonal storms.

In addition to solid operational performance, the 2017 third-quarter financial results were positively impacted by the following factors compared to the same period a year ago:

•
The company’s 2017 regulatory settlement, which included a retail base rate increase, improved earnings $0.13 per share. Effective Aug. 19, the comprehensive and broadly supported agreement was APS’s first base rate increase in five years.

•	Adjustment mechanisms improved earnings by $0.03 per share compared to the 2016 third quarter.

•
Retail electricity sales - excluding the effects of weather variations - increased results $0.02 per share due to customer growth partly offset by energy efficiency and distributed generation. Weather-normalized sales were 0.2 percent higher in the third quarter compared to 2016’s third quarter, while year-to-date sales were 0.1 percent higher than the first nine months in 2016.

•
The effects of weather variations improved results by $0.02 per share compared to the year-ago period despite slightly milder-than-normal overall temperatures. Third-quarter 2017 residential cooling degree-days (a measure of the effects of weather) were 0.6 percent greater than in the 2016 third quarter, albeit 5 percent below 10-year historical averages.

These positive factors were offset in part by the following items:

•
Higher operations and maintenance expenses reduced results by $0.02 per share compared with the prior-year period. The increased costs were largely the result of higher employee benefit costs. As previously indicated, the company expects additional planned outage costs at the Four Corners Power Plant later this year to install added emission controls.

•	Higher depreciation and amortization expenses reduced earnings $0.07 per share.

Financial Outlook
For 2017, the Company continues to expect its on-going consolidated earnings will be within a range of $4.15 to $4.30 per diluted share on a weather-normalized basis.

Looking ahead to 2018, the Company estimates its on-going consolidated earnings will be within a range of $4.25 to $4.45 per diluted share, and expects to achieve a consolidated earned return on average common equity of more than 9.5 percent.

2017 and 2018 ongoing consolidated earnings per diluted share are currently projected to be the same as 2017 and 2018 consolidated net income per diluted share, respectively. Key factors and assumptions underlying both the 2017 and 2018 outlook can be found in the third-quarter 2017 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2017 third-quarter results, as well as recent developments, at 12 noon ET (9 a.m. Arizona time) today, November 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, Nov. 10, 2017, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering conference ID number 20278.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $17 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

# # #

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2017	2016	2017	2016

Operating Revenues	$ 1,183,322	$ 1,166,922	$ 2,805,637	$ 2,759,483

Operating Expenses
Fuel and purchased power	310,469	336,120	777,475	832,253
Operations and maintenance	224,305	217,568	658,294	703,042
Depreciation and amortization	133,912	120,428	387,278	362,977
Taxes other than income taxes	45,169	41,284	133,294	125,902
Other expenses	3,385	264	5,479	2,141
Total	717,240	715,664	1,961,820	2,026,315

Operating Income	466,082	451,258	843,817	733,168

Other Income (Deductions)
Allowance for equity funds used during construction	12,728	10,194	32,666	31,079
Other income	1,091	71	2,055	385
Other expense	(4,993)	(5,205)	(12,495)	(12,085)
Total	8,826	5,060	22,226	19,379

Interest Expense
Interest charges	55,644	51,293	162,477	154,886
Allowance for borrowed funds used during construction	(6,000)	(4,321)	(15,378)	(14,849)
Total	49,644	46,972	147,099	140,037

Income Before Income Taxes	425,264	409,346	718,944	612,510

Income Taxes	144,319	141,446	237,497	209,102

Net Income	280,945	267,900	481,447	403,408

Less: Net income attributable to noncontrolling interests	4,873	4,873	14,620	14,620

Net Income Attributable To Common Shareholders	$ 276,072	$ 263,027	$ 466,827	$ 388,788

Weighted-Average Common Shares Outstanding - Basic	111,835	111,416	111,787	111,363

Weighted-Average Common Shares Outstanding - Diluted	112,401	112,100	112,314	111,987

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 2.47	$ 2.36	$ 4.18	$ 3.49
Net income attributable to common shareholders - diluted	$ 2.46	$ 2.35	$ 4.16	$ 3.47